Exhibit 10.32

*** TEXT OMITTED AND SUBMITTED SEPARATELY

PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 230.406

AMENDED AND RESTATED PLASMA SALE/PURCHASE AGREEMENT

This Amended and Restated Plasma Sale/Purchase Agreement (the “Agreement”) is made, entered into and effective as of the 13th day of October, 2006 (the “Effective Date”) by and between Interstate Blood Bank, Inc. doing business as IBBI having an address at 5700 Pleasant View Road, Memphis, TN 38134 (“Supplier”) and Talecris Biotherapeutics, Inc., having an address at 79 T.W. Alexander Drive, 4101 Research Commons, Research Triangle Park, North Carolina 27709 (“Talecris”). Supplier and Talecris are at times referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Supplier is in the business of collecting and producing Plasma from human donors at Supplier’s collection facilities within the United States;

WHEREAS, Talecris desires to purchase Plasma (as defined hereinbelow) from Supplier and Supplier desires to sell such Plasma to Talecris on the terms and conditions set forth herein; and

WHEREAS, the Parties entered into a Plasma Sale/Purchase Agreement dated August 1, 2005 and desire to amend and restate that agreement in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as part of this Agreement, and the mutual covenants, agreements and undertakings set forth herein, the Parties intending to be legally bound hereby agree as follows:

1.                                       DEFINITIONS

The following terms, wherever used in this Agreement, shall have the meanings set forth below:

1.1                                 “Affiliate”  shall mean any subsidiary, parent company, or other legal entity that directly or indirectly controls, is controlled by, or is under common control with or of a Party. For purposes of this definition, “control” means the direct or indirect ownership of more that fifty percent (50%) of the outstanding voting securities of the legal entity, the right to receive more than fifty percent (50%) of the profits or earnings of the legal entity, or the right or power to direct the policy decisions of the legal entity.

“Confidential Information”  shall mean the proprietary, non-public information of a Party provided by such Party pursuant to or in furtherance of this Agreement and designated as confidential by the disclosing Party. Confidential Information shall specifically include the fact of the Agreement as well as the terms and conditions hereof and all Schedules attached hereto, as well as any other pricing or volume or other information arising out of the relationship memorialized by this Agreement. “Confidential Information” shall not include information that the receiving Party can demonstrate through competent evidence was: (i) within the receiving Party’s knowledge or possession prior to disclosure of such information by the disclosing Party; (ii) in the public domain at the time of disclosure or subsequently entered the public domain through no fault of the receiving Party, or (iii) disclosed to the receiving Party by a third party with the right to make such disclosure.

“Plasma”  shall mean Normal Source Plasma that meets the definitions and specifications set forth on Schedule 1.

2.                                       SALE/PURCHASE OBLIGATIONS OF THE PARTIES

2.1                                 Quantity.  Commencing on the Effective Date and continuing through the end of the Term of this Agreement, Supplier shall sell and Talecris shall purchase each calendar year under this Agreement certain annual minimum quantities of Plasma from Supplier Plasma centers that Supplier has dedicated to Talecris (“Talecris Approved Centers”) as set forth on Schedule 2 (“Annual Minimum Quantity”).

All Plasma shall be deliverable in such increments as are available and as Supplier and Talecris may from time to time agree as to the frequency and schedule for pick-up/delivery. Supplier agrees to use its best efforts to deliver the Annual Minimum Quantity as agreed hereunder throughout the Term of this Agreement, provided, however, that Supplier will be in breach of this Agreement if it tenders less than ninety percent (90%) of the Annual Minimum Quantity. If Supplier cannot meet at least 90% of the Annual Minimum Quantity, Supplier shall reimburse Talecris for the cost of purchasing replacement Plasma in the open market.

In no event, however, shall this provision apply with respect to any shortfall that is due to circumstances beyond the control of the Supplier, including but not limited to changes in regulations, implementation of new testing requirements, delay by the United States Food and Drug Administration (FDA) in licensing new centers, or any other cause within the scope of Section 6.1. However, this exception for a delay in licensing cannot be due to quality and/or compliance issues of the Supplier.

2.2                                 Delivery.  Except as otherwise agreed in writing by the Parties, all deliveries of Plasma shall be FCA (Supplier’s warehouse or other Supplier designated facility in the USA) (INCOTERMS 2000). The shipping agent or carrier shall be selected and contracted by Talecris. Title to and risk of loss shall pass from Supplier to Talecris when the purchased Plasma is provided to or placed with Talecris’ shipping agent or on a transport carrier.

2.3                                 Price.  The price that Talecris shall pay Supplier for the Plasma to be delivered during the remainder of the 2006 calendar year shall be [***] per liter of Plasma. Such price is exclusive of freight and shipping charges, storage, insurance, handling and forwarding agents’ fees, sales, value-added and other taxes, tariffs and duties, and any other applicable transportation and delivery costs, all of which shall be the sole burden and responsibility of Talecris.

For three (3) calendar years commencing on January 1, 2007, the base price per liter of Plasma to be supplied by Supplier shall be increased or decreased based on the average price change in the cost of Plasma from Talecris’ other suppliers (excluding ZLB Behring). Talecris shall provide the Supplier with its determination of the price per liter change in the cost of Plasma from its other suppliers, which shall be final and binding on the parties absent manifest accounting error. The increase or decrease for 2007 and thereafter shall be based on the prior year price (and for 2007, a base price of [***] per liter in 2006).

Talecris shall increase the price paid per liter of Plasma in an amount of [***] during the period of time any amounts remain outstanding pursuant to the Term Loan (defined below) in order for the Supplier to satisfy the principal and interest amounts due and owning thereunder.

If there are any significant increases or decreases in the donor fees offered at competitors’ Plasma centers within a 10 mile radius of a Talecris Approved Center, with the consent of Talecris (solely with respect to an increase), Supplier shall increase or decrease, as the case may be, the base price per liter of Plasma to

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account for the changes in the donor fees only at the Talecris Approved Center impacted by such change in donor fees.

Negotiations to determine the purchase price of Plasma under this Agreement for the 2010 calendar year and for each calendar year thereafter during the Term of this Agreement, shall commence in the fourth quarter of the preceding calendar year and shall be negotiated by the Parties through the Parties’ respective Contract Managers. Such price negotiations shall be undertaken in good faith by each Party with the purpose of and intent to agree to a fair and reasonable price reflective of the then-current fair market price for Plasma in the United States. In this regard, the Parties shall take into account in such price negotiations the then-current economic conditions and trends, within the Plasma industry and otherwise, market prices, cost indices and other applicable factors (collective, “Price Factors”). This process may be generally referred to or described as the Parties’ annual price negotiations, which shall result in and be documented and reflected annually as an amendment to the Agreement not later than thirty (30) days prior to the commencement of the next following calendar year, provided, however, that in the event the Parties are unable by the beginning of the following calendar year to mutually agree to a price for the Plasma to be sold/purchased under this Agreement during such calendar year, each Party shall then immediately designate an authorized senior corporate officer to negotiate such price based upon the stated Price Factors. In the event such senior corporate officers are unable to mutually agree to a price within thirty (30) days, then the Parties shall jointly submit the dispute for expeditious determination by three (3) experienced arbitrators in accordance with the provisions of the American Arbitration Association for the arbitration of commercial disputes and the stated Price Factors. Each Party shall be entitled to designate one arbitrator for such proceeding, and the two party-designated arbitrators shall then select the third arbitrator who shall serve as chairman. The costs of any arbitration hereunder, including administrative and arbitrators’ fees, shall be shared equally by Supplier and Talecris. Each Party, however, shall bear in full its own costs, expenses and attorneys’ fees. The final decision of the arbitration tribunal convened in accordance herewith shall be final, binding and fully enforceable against the Parties and neither the jurisdiction nor authority of such tribunal, nor the validity of its decision or award shall be subject to challenge or contest by either Party.

Moreover, and notwithstanding any other provision of this Agreement, and specifically but without limitation this section and section 2.15, in the event Supplier is obligated by any regulatory body or agency or otherwise requested or compelled by Talecris at any time during the Term of this Agreement to perform or implement any new testing or other quality procedure not specifically contemplated under this Agreement, which results in a material increase to Supplier’s actual costs hereunder, the price then in effect under this Agreement shall automatically and concurrently be proportionately increased to reflect all of Supplier’s corresponding additional costs. Correspondingly, in the event that Talecris at any time during the Term of this Agreement reduces or eliminates any testing or other quality procedure so as to result in an actual material decrease in Supplier’s incurred costs to procure, store, provide or supply the Plasma hereunder to Talecris, the price then in effect under this Agreement shall be decreased to reflect all of Supplier’s corresponding cost savings.

2.4                                 Right of First Refusal (Plasma).  Supplier hereby grants to Talecris a right of first refusal to purchase any material quantities of Plasma that Supplier has available for sale in excess of the Annual Minimum Quantity to be supplied pursuant to Section 2.1 of this Agreement from the Talecris Approved Centers. The purchase price of such excess Plasma, if any, shall be the price then in effect for Plasma purchased by Talecris from the Talecris Approved Centers under the Agreement. In this regard, concurrent with the annual price negotiations, Supplier shall provide Talecris with a good faith non-binding estimate of Plasma that will be available over the coming year (“Available Plasma”). Talecris shall have thirty (30) days following the final determination of price, to commit to purchase part or all of the Available Plasma at that year’s negotiated price. Whatever quantity of Available Plasma Talecris does not elect to purchase, Supplier may sell to third parties without restriction. However, in the event that more Plasma becomes available than was anticipated in the original forecast, Supplier shall update its forecast and provide Talecris with an additional thirty (30) days to purchase part or all of the updated Plasma amounts in the same manner as specified above.

2.5                                 Right of First Refusal (Talecris Approved Centers).  During the Term of this Agreement, (a) should Supplier or any of its Affiliates or any person acting on behalf of any of them receive from or extend to any third party a bona fide offer (a “Transfer Offer”) to which Supplier intends to give serious consideration for the direct or indirect sale, lease, license, conveyance or other transfer of, or of a direct or indirect controlling interest in, all or any asset or equity of Supplier related to one or more Talecris Approved Centers or Future Approved Centers (a “Transfer”), then Supplier shall promptly notify Talecris (and Supplier shall, upon receipt from Talecris of a confidentiality agreement in customary and reasonable form, provide Talecris a copy of such Transfer Offer, to the extent it is in writing), and (b) neither Supplier nor any Affiliate of Supplier shall enter into a binding agreement (a “Transfer Agreement”) providing for, or consummate, a Transfer without first complying with the provisions of this Section 2.5. Upon either a receipt or extension of a Transfer Offer, Supplier shall submit a confidentiality agreement, in customary and reasonable form, to Talecris and, upon receipt by Supplier of the executed confidentiality agreement, shall inform Talecris in writing of the identity of the third party and the terms of the proposed Transfer, and shall provide a copy of any proposed Transfer Agreement, including all schedules and exhibits thereto and any related agreements, if available.

In the event of a Transfer Offer, Talecris shall have the greater of (i) ninety (90) days following the date that Supplier tenders the confidentiality agreement for signature or (ii) sixty (60) days following Supplier’s reasonable provision for examination by Talecris of the documentation and materials of the Transfer Offer (including the Transfer Agreement) in which to exercise this right of first refusal (the “Right of First Refusal Period”) by submitting to Supplier a notice of such exercise, together with copies of agreements necessary to effect a Transfer to Talecris or its designee of the assets subject to such proposed Transfer Agreement at a price, and on the other material terms and conditions substantially equivalent to the terms and conditions of such Transfer Offer (and Transfer Agreement if available); provided, however, that if any portion of such price is to be paid in consideration other than cash, then Talecris may, at its option, substitute cash for the fair market value of such consideration. Upon an exercise by Talecris of its right of first refusal of a Transfer, Supplier and Talecris shall cooperate in good faith to finalize and execute such agreements, including negotiating in good faith over any material issues contained therein; provided, however, that if such agreements are not finalized after a reasonable period of time despite the Parties’ negotiating good faith, then Talecris may provide to Supplier agreements that are substantially similar to the proposed Transfer Offer (and Transfer Agreement, if available), executed by Talecris or its designee, and, in the event such agreements are proffered, Supplier shall be obliged to enter into them.

In connection with this right of first refusal, Talecris shall have the right, subject to the execution of the confidentiality agreement by Talecris, to (i) examine documentation and information available to Supplier sufficient to establish the credibility and terms of the Transfer Offer subject to the proposed Transfer Agreement and of the person or persons party to such proposed Transfer Agreement and (ii) conduct a reasonable investigation of the business, operations, assets, liabilities, management, contracts and prospects of the assets subject to the terms of the Transfer Offer and the proposed Transfer Agreement as it shall reasonably request, including receiving copies of such materials and data relating to Supplier and its operations and financial condition, and such meetings with Supplier management as Talecris may reasonably request and Supplier will use its reasonable best efforts to cooperate with such investigation. In addition, to the extent that the proposed Transfer Agreement also contemplates the Transfer of assets other than the Talecris Approved Centers and Future Approved Centers, Supplier and Talecris shall agree upon a qualified third party to determine the value properly allocated to the Talecris Approved Centers and Future Approved Centers and Talecris shall be entitled to exercise its right of first of first refusal only with respect to that portion so allocated.

If Talecris exercises the right of first refusal set forth in this Section 2.5, Supplier shall be required to accept the offer from Talecris. If Talecris does not exercise the right of first refusal set forth in this Section 2.5 within the period specified herein, then for a period of one hundred twenty (120) days following the expiration of the Right of First Refusal Period, Supplier shall have the right to consummate the transaction subject to the proposed Transfer Agreement on and subject to the terms thereof in the form provided to Talecris; provided, that prior to such consummation such third party must expressly assume Supplier’s obligations under this Agreement in a form reasonably acceptable to Talecris. If such Transfer is not consummated within a period of one hundred twenty (120) days following the expiration of the Right of First Refusal Period, or if the terms or conditions of such Transfer Offer shall have been modified, amended or supplemented in a manner materially adverse to Supplier or its Affiliates (as a whole, taking into account all modifications, amendments and supplements), then such revised Transfer offer shall again become subject to the requirements of this Section 2.5 and may not be consummated without Supplier once again complying with this Section 2.5.

Within a reasonable time following the Effective Date, Supplier shall transfer all of the assets and ownership of the Future Approved Centers and the Memphis-2, TN center to a new entity owned by the principal owners of Supplier (“New Entity”), which New Entity shall become a party to this Agreement. During the Term of this Agreement, should the principal owners of Supplier or any of its Affiliates or any person acting on behalf of any of them receive from or extend to any third party a bona fide offer for, or enter into a binding agreement providing for or consummate, the direct or indirect sale, lease, license, conveyance or other transfer of, or of a direct or indirect controlling interest in, the New Entity, including through the sale of an outstanding or newly issued equity interest (or security or instrument convertible into or exchangeable or exercisable for, or otherwise related to, such equity interest), merger or consolidation, direct or indirect change of control or other similar mechanism, the right of first refusal set forth in the paragraphs above shall apply to such transaction, mutatis mutandis; provided, however, that with respect to any such transaction involving the New Entity, as a condition precedent to Talecris’ exercise of such right of first refusal and to the extent, but only to the extent, necessary for Supplier to meet Plasma supply obligations to persons other than Talecris, Talecris shall agree to negotiate in good faith with Supplier and enter into agreements mutually satisfactory to Supplier and Talecris with respect to the Talecris Approved Centers owned by the New Entity supplying (or continuing to supply) Supplier with its then-current Plasma requirements at a gross margin to Talecris of not more than the gross margin at the center or centers.

If Supplier receives from or extends to any third party a bona fide offer to sell, transfer, convey, assign or otherwise dispose of all or substantially all of the assets of Supplier whether through sale of stock, merger, change of control or other mechanism (an “Equity Offer”), such offer shall be treated as a Transfer Offer for the purposes of this Section 2.5 and the requirements of the first paragraph of this Section 2.5 shall apply to such Equity Offer. The provisions of this paragraph will lapse solely with respect to the Supplier, but not the New Entity, if the Supplier or the principal owners of Supplier determine to create a wholly-owned subsidiary that holds all of the material assets of the Talecris Approved Centers and Future Approved Centers and all such assets are transferred to that subsidiary.

2.6                                 Change in Control.  In the event of a Transfer described in Section 2.5, if Talecris does not elect to exercise its right of first refusal in accordance with that section, and the Transfer is subsequently consummated with a third party in accordance with thereof, then Talecris shall have the right to demand payment of all secured loans outstanding and as a condition of such Transfer. In addition, the third party acquirer shall be obligated to the terms of this Agreement for the longer of (1) the Term of this Agreement, or (2) two years from the effective date of such Transfer.

2.7                                 Terms of Payment.  Talecris shall pay Supplier in full for each delivery of Plasma hereunder within thirty (30) days of the date of Supplier’s corresponding invoice. Such invoice shall not be dated or submitted prior to delivery of the underlying Plasma. All payments shall be made in US Dollars.

2.8                                 Governing Documents.  All sales of Plasma hereunder shall be subject solely to the terms and provisions of this Agreement and shall not be subject to other terms, conditions or provisions contained in any other purchase order, writings, etc. except to the extent setting forth or confirming quantity or schedule for delivery. Furthermore, in the event of any inconsistency or discrepancy between the terms and conditions of this Agreement and the schedule hereto, or any other record, the terms of this Agreement shall prevail.

2.9                                 Records and Compliance Matters.  Supplier shall, at its expense, keep and maintain detailed records pertaining to the amount and type of Plasma sold hereunder during the Term of this Agreement and for a period of thirty-three (33) years following the date of termination or expiration of this Agreement. Such records shall be made available for inspection by Talecris during normal business hours, on reasonable advance written notice.

Each Party shall obtain all necessary licenses, permits, certificates of origin, and other requisite documents, including approvals and registrations, and pay all applicable fees, charges, customs duties and taxes incurred in the performance of its obligations under this Agreement. Both Parties shall comply with all applicable laws, regulations, rules, and guidelines pertaining to their performances under this Agreement, including but not limited to those set forth in U.S. Code of Federal Regulations, 21 C.F.R. §§600-640, and any other applicable local, state or federal law, regulation or ordinance within the United States.

2.10                           Waivers, Modifications, and Additions.  No waiver, modification, or addition to the terms and conditions of this Agreement or any Schedule hereto is or shall be binding unless mutually agreed and accepted in writing by Supplier and Talecris.

2.11                           Talecris Approved Centers. Supplier will supply and Talecris shall accept Plasma only from the Talecris Approved Centers set forth Schedule 2. For the purposes of this Agreement, a center is a Talecris Approved Center if: (i) the operator and or the center has received all necessary regulatory approvals and permits including FDA, IQPP, CLIA, required state licensing, and licensing by applicable foreign authorities, (ii) the center has been added by, and remains on the Talecris’ Compliance Department’s list of Talecris Approved Centers, as may be amended from time to time by Talecris in accordance with the terms and conditions herein and iii) the Talecris Approved Center meets Talecris’ required automation standards. No center may be added as a Talecris Approved Center under this Agreement without satisfying all the requirements of this Agreement and of Talecris’ Compliance Department and Talecris may not remove a center from the list of Approved Centers to alter quantities deliverable under this Agreement. All Talecris Approved Centers shall be listed on Schedule 2 attached and as may be amended and incorporated hereto.

2.12                           Prepayment of Plasma at Future Approved Centers.

Pursuant to the terms of the Agreement, Talecris shall pre-pay for Plasma produced at a Talecris Approved Center that has not received FDA approval (each a “Future Approved Center”), at the rate of [***] of the designated purchase price. Prepayments outstanding by Talecris for Plasma at any one time under this provision may not exceed [***] at any one Future Approved Center nor will Talecris pre-pay for Plasma after the first anniversary date of opening or relocation of any Future Approved Center. If pre-payments pursuant to this provision approach [***] with respect to any one Future Approved Center or one Future Approved Center does not receive FDA approval within twelve (12) months, Supplier shall notify Talecris in writing and the Parties will negotiate in good faith to reach a mutually beneficial agreement to revise the limit on pre-payments. Following at least thirty (30) days of negotiations, if the Parties cannot reach agreement to revise the limit on pre-payments, then Supplier may offer for sale to third parties further Plasma produced at the Future Approved Centers until such Future Approved Center is licensed.

In addition, as incentive for expedited licensing approvals of the New Plasma Centers, if Supplier receives FDA approval within six (6) months of the date of the opening of a Future Approved Center, Talecris will pay Supplier a bonus of [***] per Future Approved Center, to be paid thirty (30) days after receipt of initial deliveries of Plasma for such Future Approved Center following written evidence of such FDA approval. If Supplier receives FDA approval more than six (6) months, but at or less than nine (9) months, after the date of the opening of the Future Approved Centers, Talecris will pay Supplier a bonus of [***] per Future Approved Center, to be paid thirty (30) days after receipt of initial deliveries of Plasma from such Future Approved Center following written evidence of such FDA approval.

To receive a pre-payment, Supplier shall submit an invoice to Talecris no less than once every two weeks, specifying the volume of Plasma produced dedicated to Talecris, the price per liter, and the pre-payment amount that is due. Talecris will prepay for the invoiced Plasma within thirty (30) days of receipt of an invoice from Supplier. In connection herewith, Supplier hereby agrees to grant to Talecris, and Talecris shall have, a first priority security interest in the prepaid Plasma at all Future Approved Centers.

2.13                           Talecris Financing.  Talecris shall provide financing for the Future Approved Centers and the relocation of the Supplier plasma center located in Knoxville, Tennessee (each a “Financed Center”), but in no event shall the amount of financing for any single Financed Center exceed one million dollars ($1,000,000) per Financed Center, and in no event shall the aggregate amount of all such financings exceed three million dollars ($3,000,000) as set forth in that certain Loan and Security Agreement (“Term Loan”) attached hereto as Schedule 3. Any material breach of the Term Loan shall be deemed to be a material breach of this Agreement.

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2.14                           Additional Centers.  Until all three (3) Future Approved Centers have been opened and operating and the Supplier plasma center located in Knoxville, Tennessee has been relocated, opened and operating, Supplier shall not enter into any agreement for the construction of any new plasma centers on behalf of any other party unless the Supplier complies with the provisions set forth in this Section 2.14. If the Supplier receives a proposal to build a new plasma center for a third party which Supplier wishes to accept, Supplier shall promptly notify Talecris of the proposal and provide a copy of such proposal including all schedules and exhibits thereto and any related agreements, if available (a “Plasma Center Proposal”) to Talecris and Talecris shall have the right, and Supplier shall have the obligation, to force Supplier to build an additional plasma center for the benefit of Talecris on substantially similar terms and conditions in addition to the construction of the plasma center included in the Plasma Center Proposal.

In the event of a Plasma Center Proposal, Talecris shall have ninety (90) days following the date that Supplier accepts the Plasma Center Proposal and provides a copy of the Plasma Center Proposal to Talecris in which to exercise this right by submitting to Supplier a notice of such exercise. Upon an exercise by Talecris of its right to have a plasma center built on its behalf, Supplier and Talecris shall cooperate in good faith to finalize and execute such agreements, including negotiating in good faith over any material issues contained therein, including location, size, etc.; provided, however, that if such agreements are not finalized after a reasonable period of time despite the Parties’ negotiating good faith, then Talecris may provide to Supplier agreements that are substantially similar to the agreements executed in connection with the Plasma Center Proposal, executed by Talecris or its designee, and, in the event such agreements are proffered, Supplier shall be obliged to enter into them.

If Talecris exercises the rights set forth in this Section 2.14, Supplier shall be required to accept the offer from Talecris. If Talecris does not exercise the rights set forth in this Section 2.14 within the period specified herein, then Supplier shall have the right to consummate the transaction subject to the Plasma Center Proposal, provided however, if the terms or conditions of Plasma Center Proposal shall have been materially modified, amended or supplemented, then such revised Plasma Center Proposal shall again become subject to the requirements of this Section 2.14 and may not be consummated without Supplier once again complying with this Section 2.14.

2.15                           Quality.  Any and all revisions sought by Talecris to the initial specifications set forth on Schedule 1 shall be sent to Supplier for review and approval. Talecris shall advise Supplier of any and all anticipated changes to specifications as soon as practicable and so as to provide Supplier with as much advanced notice as possible. Supplier shall have fifteen (15) days to agree to implement or respond to Talecris with its reasons for refusing to implement such revisions. In the event Supplier and Talecris cannot resolve any disputes as to the implementation of any revision, other than the impact on pricing in accordance with Section 2.3, either Party may terminate this Agreement upon thirty (30) days notice to the other Party. If any center is closed as a result of regulatory sanctions placed on Supplier by the FDA or equivalent foreign regulatory body, or if Supplier or any center receives a warning letter or consent decree from the FDA or any such body, fails an audit conducted on or behalf of any foreign regulatory body or any accrediting body, or is otherwise the subject of similar quality concerns, Supplier must notify Talecris immediately, and in any event not later than five (5) Business Days after the earlier of Supplier’s receipt of the relevant communication or the date it learns of such quality concern. A “Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of North Carolina.

Prior to opening of any Future Approved Center, Talecris shall audit such center. If such center is found by Talecris to be materially deficient in its compliance with applicable procedures, Supplier shall correct such deficiencies and Talecris shall re-audit the center prior to the opening of such center.

If any center is found by Talecris to be materially deficient in its compliance with applicable procedures, Supplier will have thirty (30) Business Days to provide, in writing, a corrective action plan acceptable to Talecris. If the action plan is unacceptable or if the center cannot provide Plasma within ninety (90) days of any such event, then, at Talecris’ option, this Agreement can be modified to eliminate such center. During the period of time in which such corrective plan is being developed and implemented, Talecris shall have the right, in its reasonable discretion, to suspend such center’s status as a Talecris Approved Center or to otherwise limit shipments from such center. In the event of such suspension or limitation, the Parties shall work in good faith to minimize overall shortfalls in quantities of Plasma delivered to Talecris, but any such shortfall shall remain the responsibility of Supplier.

3.                                       WARRANTIES, REPRESENTATIONS & INDEMNIFICATION

3.1                                 Warranties and Representations.  Each Party represents and warrants that:

(a)                        Such Party is a corporation duly organized, validly existing, and in good standing under the laws of jurisdiction in which it is incorporated.

(b)                  Such Party has the corporate and legal power and authority to enter into this Agreement and to perform its obligations hereunder including the extension of rights granted pursuant to this Agreement, and such Party has taken all necessary corporate action to authorize the execution and delivery of this Agreement and to perform its obligations hereunder. This Agreement, once executed and delivered by the Party shall constitute a legal, valid and binding obligation enforceable against such Party in accordance with the terms hereof,

(c)                   All necessary consents, approvals, registrations, and authorizations of all governmental authorities and other persons and entities required of such Party in connection with this Agreement have been obtained.

(d)                  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder to not conflict with or violate any applicable law or regulation and do not conflict with, or constitute a default under, and contractual obligation of such Party.

(e)                   There are no adverse proceedings, claims, or actions pending or, to the best of such Party’s knowledge, threatened which would adversely impact the ability of such Party to perform its obligations hereunder.

(f)                     Such Party has not made and, during the Term of this Agreement, will not make any commitments to any other person or entity that is or may be inconsistent or in conflict with any rights granted under this Agreement.

3.2                                 Warranty and Representation.  Supplier warrants and represents that the Plasma delivered hereunder shall conform to the Plasma specifications set forth on Schedule 1 and shall have collected, stored and delivered to or placed with the Talecris’ designated agent/carrier in accordance with applicable laws, rules, regulations and current Good Manufacturing Practices regulations as published and/or amended from time to time by the FDA. Supplier further warrants and represents that the Plasma delivered hereunder shall not, as of the date of delivery to or placement with Talecris’ agent/carrier, be adulterated or misbranded with the meaning of the Federal Food, Drug and Cosmetic Act, shall be in full compliance with the Biological Products section of the Public Health Service Act, and applicable regulations and shall be in full compliance with any applicable international, federal, state, or local laws or regulations.

Talecris shall be entitled to audit Supplier’s collection and/or testing facilities, if any, upon not less than fifteen (15) Business Days request, and in no event shall such audits occur more frequently than once every twelve (12) months. No audit shall continue in duration for more than three (3) Business Days.

3.3                                 Insurance.  Supplier and Talecris shall procure and maintain insurance at its own expense with duly licensed and reputable insurance carriers throughout the Term of this Agreement as required by any government or regulatory body, but in no event shall such insurance be less than the following:

(a)                   Commercial General Liability coverage: [***] per incident and [***] in aggregate.

(b)                  Workers’ compensation as required by federal, state and local law. Employers Liability limits of [***] per incident.

Supplier shall notify Talecris in writing within five (5) Business Days of Supplier’s receipt of any claims in excess of [***] under Supplier’s self-insurance coverage.

3.4                                 Limitation of Liability.  Except with regards to obligations of Confidentiality and the Rights of First Refusal contained herein, in no event shall either Party incur monetary liability to the other, annually in the aggregate, for breach or violation of this Agreement, or for any other acts or omissions in connection with any performances under this agreement, in excess of the gross value of the Plasma delivered and, based on the most recent rolling forecast, to be delivered in the calendar year in which the incident occurred.

4.                                                               TERM AND TERMINATION

4.1                                 Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2016 unless terminated earlier in accordance with this Agreement (the “Term”).

4.2                                 Termination for Cause.  Either Party shall have the right to immediately terminate this Agreement in the event the other Party fails to perform any of its material obligations under this Agreement and such failure to perform is not cured within thirty (30) days of written notice of such failure. The right of any Party to terminate this Agreement pursuant to this Section 4.2 shall not be affected in any way by its waiver or failure to take action with respect to any prior default. The Party not in default shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity. A termination of this Agreement shall not relieve a Party from any obligations under this Agreement, which shall survive termination or expiration of this Agreement.

4.3                                 Provisions Surviving Termination.  The provisions of this Agreement shall survive any termination to the degree necessary to permit their complete fulfillment or discharge.

*** CONFIDENTIAL TREATMENT REQUESTED

5.                                       CONFIDENTIALITY

5.1                                 Confidentiality.  Except as expressly provided herein, each Party agrees, for itself and its successors, assigns and Affiliates, that for the Term of this Agreement and for two (2) years thereafter, it shall keep completely confidential and shall not publish or otherwise disclose and shall not use, for any purpose other than for performing hereunder, any Confidential Information. Notwithstanding, a Party may disclose Confidential Information to the extent such disclosure is reasonably necessary to prosecute or defend litigation and to comply with applicable governmental law or regulation; provided, however, if a Party intends to make a disclosure of Confidential Information under any circumstance, that Party shall give reasonable advance notice to the other of such intended disclosure, and the disclosing Party shall thereafter use its best efforts to secure confidential treatment (whether through protective orders, confidentiality agreements or otherwise) of such Confidential Information in connection with any disclosure or potential disclosure.

5.2                                 Disclosures to Employees.  Each Party may disclose Confidential Information to their employees, contractors, consultants and agents on a need to know basis, provided that such disclosing Party shall require that any individual or entity receiving such Confidential Information protect it is the same manner and to the same extent as that individual or entity would treat its own or its principal’s confidential information.

6.                                       MISCELLANEOUS

6.1                                 Force Majeure.  A Party’s failure to perform its obligations under this Agreement due to “acts of God,” acts of governments, riots, wars, accidents, deficiencies in supplies, materials or transportation or other causes of any nature beyond such Party’s control, including with limitation acts of terrorism, civil commotion, national emergency epidemics, hurricane, embargo, flood, fire, or any law, proclamation, regulation, ordinance or other act or order of any court, government or governmental agency, shall not be deemed to be a breach of this Agreement, provided that the non-performing Party (i) provide the other Party timely written notice of the existence and nature of any reason for nonperformance, and (ii) resume performance immediately upon the elimination of the impeding force majeure. In the event that performance under this Agreement is prevented one hundred eighty (180) consecutive days or one hundred eighty (180) days in any calendar year period by virtue of a force majeure, either Party may then, upon five (5) Business Days written notice to the other Party, terminate this Agreement.

6.2                                 Assignment.  Neither Party may, without the prior express written consent of the other, assign or transfer this Agreement or any respective right(s) or obligation(s) hereunder, which consent may not be unreasonably withheld, other than as specifically set forth in Section 2.5 above. Notwithstanding the above, subject to any Rights of First Refusal contained herein, either Party may assign or transfer this Agreement (i) to a successor entity, solely in the event of an acquisition or merger by or with another entity, upon thirty (30) days prior written notice to the non-assigning Party, provided the non-assigning Party thereafter provides its written consent to such assignment or transfer, which consent shall not be unreasonably withheld, and that the assignee agrees in writing addressed to the non-assigning Party to assume all of the rights and the obligations of the assigning Party; or (ii) to an Affiliate of the assigning Party, without consent of the other Party. In no event shall any assignment, whether with or without required consent by the non-assigning Party, relieve in any form or part the assigning Party from continued liability and responsibility for its performances and obligations under the terms and conditions of this Agreement.

6.3                                 Successors.  This Agreement shall be binding upon and inure to the benefit of each Party’s successors and permitted assigns. Nothing in this Agreement, whether express or implied, is intended nor shall be deemed or construed to confer upon any person, other than the Parties and permitted successors and assigns, any right, remedy or claim under or by reason of this Agreement.

6.4                                 Independent Contractor.  The relationship between Supplier and Talecris in connection with this Agreement is and shall at all times remain that of vendor and vendee as independent contractors. Nothing contained in or resulting from this Agreement or the performances called for hereunder shall be deemed or construed to create an employer/employee, fiduciary, joint venture, partnership, co-owner or other such relationship between the Parties Further, nothing within or deriving from this Agreement shall (i) give either Party the power to direct or control the day-to-day activities, expressly including marketing activities, of the other or (ii) allow either Party to create or assume any obligation on behalf of the other for any purpose whatsoever, except to the extent, if any, expressly so set forth in this Agreement.

6.5                                 Governing Law and Disputes.  This Agreement shall be governed by and construed in accordance with laws (substantive, procedural and/or otherwise) of the State of North Carolina, without regard to its conflicts of law principles.

6.6                                 Contract Management.  During the Term of this Agreement, both Parties shall cause their representatives (with an agreed number from each Party) to meet at least once per quarter as a “Contract Management Committee” to discuss the Parties’ joint and respective performance under the Agreement. The Contract Management Committee shall operate by consensus and not by majority vote, provided that the contract management committee shall have no authority to amend this Agreement in any part. Notwithstanding, the Contract Management Committee shall act in good faith throughout the Term of this Agreement to resolve any disputes between the parties with respect to this Agreement.

6.7                                 Notices.  As of the Effective Date, each Party shall nominate and designate its own respective “Contract Manager” who shall be deemed hereunder to be primarily responsible for such party’s administration and correspondence under this Agreement. All notices, reports, requests, statements, or communication required, permitted, or sought to be given by or to a Party with regard to this Agreement shall be in writing and shall be addressed to the designated Contract Managers and each Party’s legal departments. Either Party may amend its designated Contract Manager upon proper notice hereunder to the other. Delivery of notice hereunder may be made by personal service, registered mail with return receipt, or fax with confirmed answer-back, and shall be deemed effective upon receipt.

6.8                                 Entire Understanding.  This Agreement, along with the Schedules attached hereto and incorporated herein, as may be amended from time to time, contain the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no representations, promises, covenants or understanding other than those expressly set forth herein. No rights or duties on the part of either Party shall be implied, inferred or created beyond those expressly provided for in this Agreement. The Parties may, from time to time during the Term of this Agreement, modify, vary, alter or amend any of the provisions of this Agreement, including the Schedules, but only through a written agreement therefore duly executed by both Parties. No waiver of any term, provision, condition, or default of this Agreement shall be construed as a waiver of any other term, provision, condition, or default.

6.9                                 Severance.  If any provision of the Agreement is determined by any tribunal with competent jurisdiction to be unenforceable or in conflict with the law of any jurisdiction, the validity or enforceability of the remaining provisions hereof shall not be affected or otherwise impaired by such determination. Rather, the affected provision shall be severed from the Agreement, and in the event such severed provision materially affects the consideration of either Party hereunder, the Parties shall thereupon negotiate in good faith and agreement for an acceptable amendment to replace such severed provision so as to maintain the intentions of the Parties hereunder at all times.

6.10                           Headings.  The headings of each section, paragraph or article within this Agreement are intended for convenience only and shall not be construed or deemed in any way to affect the interpretation of any provision of the Agreement.

6.11                           Singular and Plural Terms.  Where required by context of this Agreement, singular terms shall be considered plural and plural terms shall be considered singular.

6.12                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one instrument representing the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties to hereby respectively cause this Agreement to be executed and delivered by their duly authorized officers.

Talecris Biotherapeutics, Inc.		Interstate Blood Bank, Inc.
(“Talecris”)		(“Supplier”)
signed by its duly authorized		signed by it’s duly authorized
Representative,		Representative,

By:	/s/ Alberto Martinez	By:	/s/ Larry Moss

Name: Alberto Martinez		Name: Larry Moss

Title: President and CEO		Title: Pres.

APPROVED AS TO LEGAL FORM
Illegible signature
TALECRIS BIOTHERAPEUTICS LAW DEPT

SCHEDULE 1

Plasma Specifications

Protocol for NAT Investigational Studies, SOP #RS-000-AA-011, Revision #9, Effective Date July 27, 2005.

Plasma Supplier Supplemental Directions, SOP #CS-000-BE-053, Revision #11, Effective date March 31, 2006.

General Specifications — Source Plasma, Revision #22, Effective date March 31, 2006 which includes Specifications CS-000-AR-027 and CS-000-BE-057 and others as directed.

SCHEDULE 2

Annual Minimum Quantity (in Liters)

Talecris Approved Centers	2007	2008	2009 + beyond(1)

Existing Talecris Approved Centers: Asheville, NC Columbia, MO Jackson, TN Johnson City, TN Knoxville, TN Memphis-2, TN Muskegon, MI Wilkes-Barre, PA Madison-1, WI Owensboro, KY	[***]	[***]	[***]

Future Approved Centers: Murfreesboro, TN Nashville, TN Madison-2, WI	[***]	[***]	[***]

Total:	[***]	[***]	330,000

(1) For years 2010 to 2016, if Talecris purchases either 3 or 4 of the following Talecris Approved Centers: Johnson City, TN, Muskegon, MI, Wilkes-Barre, PA and Owensboro, KY (“Purchasable Plasma Centers”) pursuant to the Term Loan between the Parties, then Supplier will guarantee [***] liters of Plasma from its remaining FDA-licensed plasma centers. If Talecris does not buy any of the Purchasable Plasma Centers, Supplier shall provide [***] of the production of the 13 Talecris Approved Centers, which are expected to produce at least [***] liters of Plasma annually.

*** CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3

Term Loan

See the attached Term Loan, and the related $3,000,000 Secured Promissory Note, Guaranty and Side Letter Agreement.

PO Box 110526 4101 Research Commons 79 T.W. Alexander Drive Research Triangle Park North Carolina 27709
November 12, 2007
Larry A. Moss President Interstate Blood Bank, Inc. 5700 Pleasant View Rd. Memphis, TN 38134	James A. Moose SVP Plasma Suppliers and Services Tel 919.316.6508 Fax 919.316.6511 jim.moose@talecris.com

Re: 2008 Pricing for Normal Source Plasma

Dear Larry:

The current plasma purchase agreement between IBBI and Talecris calls for IBBI to receive the average price increase of our other suppliers with the exception ZLB, in determining the price for plasma in 2008. After excluding ZLB, Talecris has six plasma suppliers including IBBI, who will deliver plasma to Talecris in 2007 and 2008. Based on the existing contracts and current negotiations, the average price increase from 2007 to 2008 for Talecris suppliers other than IBBI and ZLB is [***].

In April of 2007 Talecris and IBBI agreed to a pricing structure designed to provide volume incentives for IBBI, in which IBBI would receive [***] for the first [***] L delivered each month and [***] for incremental liters above [***] L each month. With the growth that IBBI has demonstrated, the average price paid in the third quarter of 2007 was [***]. Therefore, the target price for 2008, based on the current contractual formula, would be [***] for a volume of [***] liters.

Talecris proposes that we maintain a tiered monthly pricing approach for 2008, similar to the one currently in place. However, in the spirit of the partnership which we have tried to institute this year, we are proposing a tiered price structure with significantly higher pricing than the amount which would be calculated using the formula above.

We propose that Talecris pay IBBI [***] for a volume up to [***] liters per month, equivalent to [***] liters per year. We will pay [***] for volumes above [***] liters each month.

Under this formula, IBBI would receive an average price of [***] for delivering the contractual volume of [***] liters during 2008. This represents [***] year-to-year, vs. a [***] which would be applied using the formula in the contract. At [***] liters delivered in the year, IBBI would receive an additional [***] using this approach compared to the contract formula. Of course, should IBBI deliver in excess of that contractual volume, the incremental price per liter of [***] would provide even greater benefit.

*** CONFIDENTIAL TREATMENT REQUESTED

We have been pleased with your company’s progress this year, both in relocating centers to allow future growth, and in the continuous ramp-up of your weekly delivery volumes. We hope you will accept our proposal as an indication of the value we place on our partnership.

Please sign both copies of this letter as acceptance, return one to my attention, and retain the other for your records. As always, please let me know if you have any questions or comments.

Best regards,

/s/ James A. Moose
James A. Moose
SVP, Plasma Suppliers and Services

APPROVED AS TO LEGAL FORM
Illegible signature
TALECRIS BIOTHERAPEUTICS LAW DEPT

Reviewed and agreed to on behalf of IBBI,

/s/ Larry A. Moss / 11/26/07
Larry A. Moss Date
President

cc:	Jeff Danner
Dawn Hendrick